Exhibit 31.3

CERTIFICATIONS

I, Phillips S. Baker, Jr., certify that:

1.	I have reviewed this annual report on Form 10-K/A of Hecla Mining Company;

2.

Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date:	February 13, 2020

/s/ Phillips S. Baker, Jr.
Phillips S. Baker, Jr.
President, Chief Executive Officer and Director